Exhibit 10(g)
                                          As  of   January  1, 1998



Mr. Sheldon I. Cammaker
29 Lambert Road
White Plains, New York 10605

Dear Shelly:

      This shall confirm our agreement that the employment agreement (the "Original Employment Agreement") between you (the "Executive") and EMCOR Group, Inc. (the "Company") dated as of September 14, 1987, as amended by letter dated March 15, 1989 (the "Letter") (collectively, the "Employment Agreement") shall be modified so that the following provisions shall supersede the provisions of
Section 9 of the Original Employment Agreement and Section 2 of the Letter with respect to your employment during the period ending January 31, 1999 (the "Period of Employment").

1. Termination Not For Cause or Resignation for Good Reason. (a) If Executive's employment is terminated by the Company other than for Cause (as hereinafter defined), or Executive terminates his employment for Good Reason (as hereinafter defined), Executive shall be entitled to receive a lump sum cash payment (but not in substitution for compensation already earned) in an amount equal to the sum of:

      (i) the product of two times the sum of (A) Executive's base salary ("Base Salary") at its current annual rate at the time of termination of employment plus (B) Executive's "Deemed Bonus" (as defined below) for the calendar year in which the termination of employment occurs;

      (ii) an amount equal to Executive's annual bonus (the "Bonus"), for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid; and

      (iii) an amount equal to Executive's Deemed Bonus for the calendar year in which the termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days in such calendar year that Executive was an employee of the Company, and the denominator of which is 365.



      In the event of a termination of Executive's employment by the Company other than for Cause or by the Executive for Good Reason following a Change of Control, the factor of two in subsection 1 (a) (i) shall be increased to three.

      For purposes of subsections 1 (a) (i) and (ii), 2 (a) and 3, the amount of the Deemed Bonus shall be the highest Bonus paid to Executive for any year he has been employed by the Company.

      (b) In addition to the amount described in subsection 1 (a), Executive shall be entitled to receive:

      (i) until January 31, 1999, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered, at the Company's expense, under the Company's medical, dental and hospitalization coverage plans, and until the earlier of January 31, 1999 or 6 months from the date of termination Executive shall continue to be covered, at the Company's expense, under the Company's group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans or the Company will provide, for equivalent coverage; and

      (ii) all payments to which Executive has vested rights as of the expiration of the Period of Employment under employee benefit, disability, insurance and similar plans which provide for payments beyond the Period of Employment.

      (c) For purposes of this letter agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

      (i) The assignment to Executive by the Company of duties inconsistent with Executive's positions, duties, responsibilities, titles or office or any reduction by the Company of his duties or responsibilities or any removal of Executive from the position of Executive Vice President and General Counsel, except in connection with the termination of Executive's employment (A) upon the termination of the Period of Employment on January 31, 1999, (B) for Cause, (C) as a result of Executive's Permanent Disability (as hereinafter defined) or death or (D) by Executive other than for Good Reason;

      (ii) A reduction by the Company in Executive's Base Salary, except as provided herein, as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the Period of Employment;

      (iii) The failure by the Company to obtain the specific assumption of this letter agreement by any successor or assign of the Company or any person acquiring substantially all of the Company's assets;

      (iv) Failure by the Company to perform in any material respect its obligations under the Employment Agreement, including this letter agreement, where such failure shall not have been remedied within 30 days after Executive shall have notified the Company in writing thereof;

      (v) Any material reduction in Executive's compensation or benefits following a Change of Control or Executive's principal business location is changed to a location more than 30 miles from Executive's principal business location (other than a relocation to New York, New York) immediately prior to a Change of Control; or

      (vi) The Company shall cease to keep in effect during and after the Period of Employment a policy of directors' and officers' liability insurance for officers and directors of the Company at such reasonable amount of coverage as is agreed to by Executive and the board of directors of the Company (the "Board") from time to time and which insurance policy shall be on a claims-made basis.

      (vii) The termination of the Indemnity Agreement, effective as of April 20, 1995 between the Executive and the Company.

      (d) If all or any  portion of the  payments  or  benefits  provided  under
Section 1, either alone or together with other payments and benefits which Executive receives or is then entitled to receive from the Company, would constitute a "parachute payment" within the meaning Section 28OG of the Internal Revenue Code of 1986, as amended ("Code"), Executive shall be entitled to such additional payments as may be necessary to ensure that the net after tax benefit of all payments under this Section 1, including the payment provided for in this subsection 1 (c) shall be equal to the net after tax benefit of Executive as if no excise tax had been imposed under Section 4999 of the Code.

      The foregoing calculations shall be made, at the Company's expense, by the Company and Executive. If no agreement on the calculations is reached, Executive and the Company shall agree to the selection of an accounting firm to make the calculations. If no agreement can be reached regarding the selection of an accounting firm, the Company shall select a nationally recognized accounting firm which has no current or recent business relationship with the Company. The determination of any such firm selected shall be conclusive and binding on all parties.

      (e) For purposes of this letter agreement, a "Change of. Control" shall be deemed to have occurred when:

      (i) any person or persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 25% of the voting power of the Company's then outstanding securities (unless the event causing the 25% threshold to be crossed is an acquisition of voting common securities directly from the Company, other than upon the conversion of convertible debt securities or other securities and/or the exercise of options or warrants); or

      (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale or lease of the Company's assets or combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the Transaction own at least 65% of the voting power, directly or indirectly, of
(A) the surviving  corporation in any such merger or other business combination;
(B) the purchaser or lessee of the Company's assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions; or

      (iii) within any 24 month period, the persons who were directors immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest).

      (f) All cash payments under this Section 1 shall be made by the Company within 30 calendar days following the event giving rise to such payments.

      2. Permanent Disability. If as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for six consecutive months (a "Permanent Disability") during his Period of Employment, the Company or Executive may terminate his employment on written notice thereof, the Period of Employment shall terminate on the giving of such notice, and the compensation to which Executive is entitled pursuant to the Employment Agreement shall be paid through the last day of the month in which the notice is given. In addition, Executive shall be entitled to receive:

      (a) all unpaid amounts, as of the date of such termination, in respect of any Bonus for any calendar year ending before the calendar year in which such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, plus
Executive's Deemed Bonus for the calendar year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days in such calendar year the Executive was an employee of the Company, and the denominator of which is 365;

      (b) until January 31, 1999, Executive (and, to the extent applicable, Executive's dependents) shall continue to be covered, at the Company's expense, under Company's medical, dental, hospitalization, group life, short and long-term disability, accidental death and dismemberment and travel accident coverage plans or the Company will provide for equivalent coverage; provided that if Executive is provided with comparable coverage by a successor employer any such coverage by the Company shall cease; and

      (c) all amounts payable under the Company's disability plans.

      3. Death. In the event of Executive's death while employed under the Employment Agreement, the Period of Employment shall thereupon automatically terminate and the Executive's estate or designated beneficiaries shall receive
(i) payments of Base Salary for a period of three months after the date of death; (ii) all unpaid amounts, as of the date of such termination, in respect of any Bonus for any calendar year ending before the calendar year in which such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid, plus
Executive's Deemed Bonus for the calendar year in which his employment terminates, multiplied by a fraction, the numerator of which is the number of days in such calendar year the Executive was an employee of the Company, and the denominator of which is 365; and (iii) any death benefits provided under the employee benefit programs, in accordance with their terms.

      4. Voluntary Resignation; Discharge for Cause. If Executive resigns voluntarily, other than for Good Reason or Permanent Disability, or the Company terminates the employment of Executive at any time for Cause, the Company's obligations under this letter agreement to make any further payments to Executive shall thereupon, to the extent permitted by law, cease and terminate except with respect to all unpaid amounts, as of the date of such termination in respect of any Bonus for any calendar year ending before such termination occurs, which would have been payable had Executive remained in employment until the date such Bonus would otherwise have been paid. In addition, Executive shall remain entitled to all vested amounts and benefits under the Company's employee benefit programs, plans and practices. The term "Cause" shall be limited to (a) action by Executive involving willful malfeasance in connection with his employment which results in material harm to the Company, (b) material and continuing breach by Executive of the terms of this letter agreement which breach is not cured within 60 days after Executive receives written notice from the Company of any such breach or (c) Executive being convicted of a felony.
Termination of Executive for Cause pursuant to this Section 4 shall be communicated by a Notice of Termination given within six months after the Board both (i) had knowledge of conduct or an event allegedly constituting Cause and
(ii) had reason to believe that such conduct or event could be grounds for Cause. For purposes of this letter agreement a "Notice of Termination" shall mean delivery to Executive of a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for that purpose (after not less than 10 days', notice to Executive ("Preliminary Notice") and reasonable opportunity for Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board, Executive was guilty of conduct set forth in the third sentence of this Section 4 and specifying the particulars thereof in detail. The Board shall no later than 30 days after the receipt of the Preliminary Notice by Executive communicate its findings to Executive. A failure by the Board to make its finding of Cause or to communicate its conclusions within such 30-day period shall be deemed to be a finding that Executive was not guilty of the conduct described in the second sentence of this Section 4.

      5. Separability; Legal Actions; Legal Fees. If any provision of this Employment Agreement, including this letter agreement shall be declared to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which claim shall remain in full force and effect. Any controversy or claim arising out of or relating to the Employment Agreement, including this letter agreement, or the breach of the Employment Agreement, including this letter agreement, that cannot be resolved by Executive and the Company, including any dispute as to calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with the laws of the State of New York and the procedures of the American Arbitration Association, except that if Executive institutes an action relating to the Employment Agreement, including this letter agreement, Executive may, at Executive's option, bring that action in any court of competent jurisdiction. All expenses including legal expenses incurred by Executive, relating to any arbitration shall be paid by the Company. Judgment may be entered on an arbitration(s) award in any court having jurisdiction.

      Please sign and return a copy of this letter to confirm your agreement with the foregoing:

                                          Very truly yours,

                                          EMCOR GROUP, Inc.


                                       By:
                                       -----------------------------------------


Agreed to:

---------------------
Sheldon I. Cammaker

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*  This Cross Reference Sheet is not part of the Indenture.